  Exhibit 99.1

Inuvo, Inc. Prices Underwritten Public Offering of Common Stock

LITTLE ROCK, AR, May 11, 2018 (GLOBE NEWSWIRE) – Inuvo, Inc. (NYSE American: INUV), today announced the pricing of an underwritten public offering of 2,860,000 shares of its common stock at a price of $0.70 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 429,000 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $1.8 million, assuming no exercise of the overallotment option. The offering is expected to close on May 15, 2018, subject to customary closing conditions.

Roth Capital Partners is acting as sole manager for the offering. Inuvo intends to use the net proceeds for general working capital purposes.

The shares described above are being offered by Inuvo pursuant to a shelf registration statement on Form S-3 (File No. 333-220317) previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE American:INUV) is an advertising technology business. The Inuvo MarketPlace is a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply) across device types. Inuvo can serve ads within content, video and images. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Company Contact:
Inuvo, Inc.
Wallace Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
Valter@kcsa.com

500 President Clinton Ave. Suite 300 l Little Rock, AR 72201 l (501) 205-8508  inuvo.com